                                                                   Exhibit 10.19




                                 JAMES R. LADD





December 31, 1997

Richard D. Ekstrom
Demeter BioTechnologies, Ltd.
Post Office Drawer 14388
Research Triangle Park, NC 27709

Dear Rich:

The following is in response to your letter proposal of November 13, 1997 concerning Michael Alfonso. I hereby agree to the following amendments to the December 31, 1996 Settlement Agreement between Demeter and me. If you agree, please sign below and return one copy to me via Joshua Ladd.

Amendments:

1. Ladd releases Demeter of any obligations to pay cash specified in Section 6 of the Agreement.

2. Demeter agrees to deliver the stock certificates specified in Section 3 of the Agreement to Joshua Ladd at the Demeter offices in Durham, NC on or before Friday, January 16, 1998.

3. Demeter will not register the above shares as specified in Section 5 of the Agreement. However, on or before January 16, 1998, Demeter will notify American Securities Transfer, Inc. (AST) in writing or facsimile as required by AST that these shares are to become free trading upon Ladd's written request.

4. Demeter will also notify AST on or before January 16, 1998 that, upon Ladd's written request, the shares represented by Certificate 9303-147 shall also become free trading.

5. Demeter acknowledges that it has no further issue with Ladd regarding matters with Michael Alfonso.



/s/ James R. Ladd                          Agreed: /s/ Richard D. Ekstrom
-----------------                                  -----------------------------
James R. Ladd                                     Demeter BioTechnologies, Ltd.
                                                  Richard D. Ekstrom
                                                  President

                    SETTLEMENT AGREEMENT AND MUTUAL RELEASE


     This Settlement Agreement and Mutual Release (the "Agreement") is entered into effective the 31st day of December, 1996 (the "Effective Date") by and between Demeter Biotechnologies, Ltd., a Colorado corporation, with its principal executive offices at 905 West Main Street, Durham, North Carolina 27701 ("Demeter"), and James R. Ladd, a person of the age of majority, whose address is _______________________________ ("Ladd"). Demeter and Ladd are
collectively referred to herein as the "Parties."

     WHEREAS, Ladd, in his business relationship with Demeter, served as President of Demeter for a period from its inception until December, 1995, and as Chairman of the Board of Demeter from June, 1992 until January, 1996; and

     WHEREAS, as a result of certain agreements made between Ladd and others during the above mentioned term of Ladd's relationship with Demeter, Demeter has become unduly liable to others and thereby asserts claims against Ladd for damages; and

     WHEREAS, Ladd asserts claims against Demeter for the payment of compensation an reimbursement arising out of the above mentioned relationship with Demeter; and

     WHEREAS, Demeter is indebted to Ladd in the aggregate amount of approximately Three hundred thousand ($300,000) Dollars in connection with the aforementioned Promissory Notes, Loan Agreements and business relationship; and

     WHEREAS, as a result of the foregoing circumstances, bona fide disputes and controversies exist between the Parties to this agreement; and

     WHEREAS, the Parties hereto desire to compromise and settle any and all claims, causes of actions, issues or obligations of any kind whatsoever that the Parties have or may have in the future against each other arising out of or by reason of any relationship or agreement which exists and/or did exist between the Parties.

     THEREFORE, for good and valuable consideration, the Parties agree as follows:


     1. DEFINITIONS. As used herein and in any other written agreements incorporated herein, the following terms are defined as indicated:

          "AGREEMENT" means this document, the terms and conditions recited therein, and the documents, instruments and certificates delivered pursuant to this agreement and which are incorporated herein.

          "CLAIMS" means all past, present or future claims debts, demands, actions, causes of action, suits, losses, sums of money, contracts, agreements, judgments, remedies and liabilities of whatsoever kind and nature, both in law and equity, in contract or tort, that the releasing party had, now has, or may ever have against the released party by reason of any matter, cause, event, or thing whatsoever, whether known or unknown, suspected or unsuspected, for all existing, future, known and unknown damages (whether compensatory or otherwise, foreseen or unforeseen matured or unmatured or accrued or not accrued) arising out of or connected with:

               a. any legal claims, causes of action or legal theories of liabilities that could be asserted in any court, tribunal or forum any where in the world and based on the transactions, facts, events, agreements or circumstances, involved in any and all relationships Ladd had, now has or may in the future have as employee, director, shareholder, associate or partner with Demeter;

               b. any of the contracts, licenses and agreements by and between the Parties as concerns and relates to the other;

               c. ANY LEGAL CLAIMS, CAUSES OF ACTION OR LEGAL THEORIES OF LIABILITY ARISING OR THAT MAY HAVE ARISEN BETWEEN THE PARTIES FROM THE BEGINNING OF TIME TO THE EFFECTIVE DATE OF THIS AGREEMENT BY VIRTUE OF ANY ACT OR OMISSION WHATSOEVER.

          "CLOSING DATE" means December 31, 1996 and furthermore the closing shall occur in Durham, North Carolina or at such other location as may be mutually agreed upon by the Parties.

          "CONSIDERATION" means the making and performance of the promises, covenants and warranties stated in this Agreement; the occurrence of the events sated in this Agreement; and the making and the truthfulness of the Parties' representations made in this Agreement and any agreement that is to be incorporated herein.

          "DEMETER" means Demeter BioTechnologies, Ltd., a corporation chartered under the laws of the State of Colorado, and all of its respective officers, directors, employees, subsidiaries, affiliates, owners, shareholders, successors, assigns, servants, and all other related persons, firms and corporations, with the sole exception of James R. Ladd as to any of the immediately foregoing descriptions, designations and/or capacities.

          "EFFECTIVE DATE" means the date this Agreement has been executed in full by all Parties.

          "LADD" means James R. Ladd and all of his respective representatives, agents, employees, affiliates, successors, assigns, heirs, executors, administrators, and all other related persons, firms, and corporations.

          "LAWS" means all statutes, laws, ordinances, regulations, policies, orders, writs, injunctions or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession or any tribunal.

          "PARTIES" means Demeter BioTechnologies, Ltd. and Lames R. Ladd.

          "RELEASE" means to release, acquit and forever discharge the released party and his or its past and present directors, officers, parent and subsidiary entities, partners, representatives, executors, administrators, predecessors, successors, agents, servants, assignees, employees, attorneys, and all other persons in privity with them (with the sole exception of James R. Ladd as to any of the immediately foregoing descriptions, designations, and/or capacities) of and from any and all claims (herein defined).

     2. ADEQUACY OF CONSIDERATION. Each of the Parties acknowledges the adequacy of the Consideration by signing this Agreement.

     3. DELIVERY OF STOCK. Within sixty (60) days of the Effective Date, Demeter will cause to be issued and delivered to Ladd a certificate(s) for Six hundred thousand (600,000) shares of restricted (Rule 144) Demeter common stock ("Demeter Stock") to replace stock Ladd has contributed to the benefit of Demeter and for cash loans made to Demeter.

     4. RESTRICTED STOCK; LEGEND REQUIREMENT. Ladd acknowledges and understands that the Demeter Stock will be restricted, that it is being issued to him in a private transaction, and that it has not been registered under the Securities Act of 1933 (the "Act"), or the securities laws of any states in reliance on exceptions from the registration requirements of the act and such state securities laws. The Demeter stock is subject to restrictions on transferability and may not be transferred or resold except as permitted under the Act and such laws pursuant to registration or exemption therefrom. The Demeter stock has not been approved or disapproved by the Securities and Exchange Commission or any other regulatory authority. The certificate(s) evidencing the Demeter Stock will bear a legend substantially resembling the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

     5. REGISTRATION RIGHTS. The six hundred thousand (600,000) shares of Demeter Stock to be issued pursuant to paragraph 3 of this Agreement will be registered by Demeter under the "Act" on or before March 31, 1998.

     6. DELIVERY OF CASH. Subsequent to the Effective Date, Demeter will pay Ladd, either in lump sum or in partial payments as funds become available, at the sole option of Demeter, the sum of Fifty Thousand ($50,000) Dollars, such payments to consist of cash received by Demeter in the form of new capital, royalties or license fees after the Effective Date. No such lump sum or partial payment shall constitute an amount in excess of one (1) percent of new capital, royalties or license fees received by Demeter in excess of Five Hundred Thousand ($500,000) Dollars after the effective date of this agreement. Ladd will provide instructions to Demeter concerning where the payment(s) called for hereunder shall be sent. In consideration for this $50,000 payment, Ladd forgives Demeter any other loans, notes or debt.

     7. KAZAKH-PARACURE CLAIM DISPOSITION. Ladd will work diligently to obtain, in an expeditious manner, the satisfaction, release and settlement of any and all claims, demands and causes of action asserted against Demeter by Kazakh-Paracure as a result of or in any way arising out of any act or omission on the part of Ladd whether while President, Chairman or in any other capacity on behalf of Demeter, and deliver to Demeter any and all documentation concerning a settlement of these claims. The settlement of the Kazakh-Paracure claims is contemplated by the parties to be a condition precedent to this agreement and this agreement shall be of no force or effect if said settlement is not reached before or concurrently with the effective date of this agreement.

     8.   LIMITATION ON SALES OF EARLIER OWNED STOCK.

                 a. Ladd covenants and agrees not to transfer or sell in public and private markets each month up to and including March 31, 1998 more than ten thousand (10,000) shares of Demeter stock owned by him prior to the effective date of this Agreement (the "Earlier Owned Stock"). Ladd further agrees and covenants that he will not transfer or sell more than five thousand (5,000) shares of the ten thousand (10,000) shares of such Earlier Owned Stock permitted for sale each month in public markets.

                 b. As a further condition regarding the transfer or sale of the Earlier Owned Stock, Ladd and Demeter agree that Ladd may transfer Demeter Stock to others to whom he personally has promised such stock, as he deems appropriate, without violating the provisions in paragraph 8.a.

                 c. All of the Earlier Owned Stock as defined in paragraph 8.a. shall be allowed by Demeter to become free trading shares upon Ladd's request to the transfer agent, subject to the terms and conditions delineated in this Agreement.

     9. FULFILLMENT OF PROMISES TO OTHERS. Ladd agrees and covenants that within sixty (60) days of the effective date of this agreement, he will transfer Earlier Owned Stock (as defined in paragraph 8 above) to those individuals listed on the attached addendum marked as Attachment A, in the amount designated thereon for each such person.

     10. STOCK TRANSFER TO RELATIVES. Demeter agrees to allow Ladd to make transfers of shares of stock he holds in Demeter by reason of this agreement or otherwise in any amount to his two children, Joshua Wingate Ladd and McGinnes Lee Ladd, and to his ex-wife, Marcia Lee Mullinix Ladd.

     11. ASSISTANCE WITH RESOLUTION OF SEARS DISPUTE. Ladd covenants and agrees to assist Demeter in reconciling any and all outstanding differences and disputes involved with the agreements between Demeter and Philip B. Sears (Sears Agreements), including, and only as an example, providing an affidavit or other written or oral evidence concerning the Sears Agreements. Demeter agrees that it will not attempt to take or allow others within its control to attempt to take any action adverse to Ladd in return for his cooperation in this regard. It is understood and agreed that Ladd will be afforded the right to indemnification, if any, afforded officers and/or directors under the articles of incorporation and/or bylaws of Demeter as to all claims by Sears asserted against him and growing out of any action Ladd undertook or failed to undertake as an officer and/or director of Demeter.

     12.  RELEASES.

                 a. Subject to the terms of this Agreement, each Party releases the other Party from all Claims.

                 b. Ladd hereby fully and completely releases, waives, renounces, and compromises any and all claims, demands, and/or causes of action


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
                         that he may have, possess or could assert, whether known or unknown, and which exist or could exist as of the effective date hereof, against Demeter and/or any and all of its employees, officers, directors, shareholders, attorneys, independent contractors, consultants, accountants, and any and all affiliated and/or predecessor corporations, each individually and collectively.

                c. Demeter hereby fully and completely releases, waives, renounces, and compromises any and all claims, demands, and/or causes of action that it may have, possess or could assert, whether known or unknown, and which exist or could exist as of the effective date hereof, against Ladd, and/or any and all of his executors, administrators, heirs, agents, representatives, successors or assigns.

                d. The Parties expressly acknowledge that each intends this Release to be as broad and comprehensive as possible so that the released person shall never be liable, directly or indirectly, to the other party or their beneficiaries, heirs, successors or assigns, or any person, firm or corporation, claiming by, through, under or on behalf of any of the undersigned, for any claims, demands, actions or causes of action of whatsoever nature or character, arising out of or related in any way to the Claims; it being the express intention of the Parties that the consideration stated herein fully and completely compensates and satisfies the undersigned for any and all claims or causes of action against the party so released, whether such claim or cause of action is asserted or unasserted.

                e. It is expressly contracted, understood and acknowledged that these releases may, at the election of the party released, be asserted by the released person as an absolute and final bar to any claim, dispute or cause of action now pending or arising hereafter where such claims dispute or cause of action is asserted by, or on behalf of, the releasing party or relates in any manner to any act taken or failed to be taken by the party so released hereby. Each Party contracts, warrants and represents that he or it will execute any and all documents deemed reasonably necessary by the Party released to effectuate such bar.

                f. Ladd released Demeter from any and all obligations, claims or causes of action which he has or may have against Demeter arising out of any and all Promissory Notes or amendments thereof executed by Demeter in Ladd's favor regardless of payment terms and/or due date thereof, and any and all Loan Agreements and any other claims thereunder, and any and all warrants, understandings, agreements, letter agreements or arrangements between Ladd and Demeter, whether written or oral, and arising out of any and all relationships of whatever nature between Ladd and Demeter, all from the beginning of time to the Effective Date of this Agreement.

                g. Notwithstanding anything to the contrary herein, the Parties hereto do not intend to affect or release any rights created in favor of either Party as a result of this Agreement.


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


     13. PERSONAL ITEMS BELONGING TO LADD. As further consideration herein, Demeter agrees all personal items and documents belonging to Ladd remaining in the principal executive offices of Demeter at the departure from employment by Ladd shall be returned to Ladd or his designee.

     14. REPRESENTATIONS AND WARRANTIES OF THE PARTIES. The Parties make the following representations and warranties to each other:

                b. ?????????? in this Agreement, each is the sole owner of all the rights, interests, claims or causes of action released herein, and has not transferred, conveyed or assigned any such rights or interest to any person or entity not a party to this Agreement;

                c. as of the effective date, no legal, equitable or administrative proceeding or investigation of any nature has been instituted or threatened by or against any Party which questions or could effect adversely the validity or enforceability of this agreement, any of the transactions contemplated hereby, or the ability of the Parties to perform their respective obligations under this Agreement;

                d. ?????? and is legally competent to enter into and execute this Agreement;

                e. before executing this Agreement, the signatories for the corporate party hereto obtained the approval of the Board of Directors to the terms, contents, conditions and effect of the Agreement;

                f. each is authorized to make this Agreement as required by law, bylaws or agreements to which he or it may be a party;

                g. before executing this Agreement, each became fully informed of the terms, contents, conditions and effect of this Agreement;

                h. in entering into this agreement, each has had the benefit and advice of counsel of his or its own choosing in connection with the making of this Agreement;

                i. each has made this Agreement as his or its free and voluntary act and without any threat, force, duress, fraud, undue influence or representation, understanding or promise of any kind by any person whomsoever, except for the representations expressly stated in this Agreement;

                j. at the time of making this Agreement, the Parties and each of the authorized agents making and signing this Agreement on behalf of Demeter was completely sober, sane and capable of understanding the character of the acts being done and was in complete charge of all of his faculties and capable of understanding the significance of his act;

                k. this Agreement is a valid, binding and enforceable obligation of each Party; and

                l. each Party has the necessary capacity and authority to execute and bind himself or itself to this Agreement.

     15. DELIVERY OF PROMISSORY NOTES. Ladd agrees that he will deliver to Demeter the

     16. REMEDIES FOR FAILURE TO COMPLY. In the event that a Party fails to comply with any material obligation under this Agreement, the Parties agree that the aggrieved Party's sole and exclusive remedy shall be specific enforcement of the obligation. If specific performance is impossible, the aggrieved Party shall have an action for damages. The Parties waive their rights to rescind this Agreement.

     17. ADMISSION OF LIABILITY DENIED. This Agreement is the product of informed and extensive negotiations between the Parties, assisted by counsel. It is a compromise and resolution of disputed claims and legal positions and is being made to avoid litigation and its attendant expenses, and to buy peace and certainty. Nothing contained in this Agreement shall constitute, be construed as, and does not constitute an admission of liability by any party of any claim, theory or factual allegation against any party, each of whom expressly denies liability to the other.

     18. BINDING AGREEMENT. This Agreement constitutes, and each of the documents to be executed and delivered by a party pursuant to this Agreement constitutes a valid and binding obligation of such party which is enforceable against him or it in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will either (A) violate any Laws binding upon any party or upon any of his or its properties, or (B) result in the creation of any lien or security interest against or in any of his or its properties.

     19. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective affiliates, associates, successors, heirs, executors, legal representatives and administrators.

     20. ASSIGNMENT PROHIBITED. Neither party shall assign this Agreement without first obtaining the written consent of the other party hereto. This prohibition shall not prohibit any assignment by a party hereto by merger, consolidation, operation of law or to a party which succeeds to all or substantially all of such party's assets. Subject to the foregoing, this Agreement shall extend to and be binding upon the successors and assigns of the Parties.

     21. FURTHER ASSURANCES AND ACTIONS. Each party agrees to promptly cooperate and to take such further action and to deliver such additional instruments and documents as may be necessary or desirable in good faith to consummate and accomplish fully and effectively the purposes of and transactions contemplated by this Agreement, as may be reasonably requested in writing by either party hereto.

     22. ARMS-LENGTH RELATIONSHIP. Nothing in this Agreement nor the Parties' actions done under or connected with this Agreement shall be deemed or construed by the Parties, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture, of a confidential relationship or a special relationship that would impose on either party a duty to act in good faith or deal fairly with each other, it being understood and agreed that the Parties have dealt with each other at arms-length and intend to continue to treat each other at arms-length.

     23. JOINT AND SEVERAL OBLIGATIONS. Each obligation, representation and warranty of a party hereunder or under any document or instrument delivered pursuant hereto shall be enforceable severally against each person or entity making the same.


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

     24. TIME OF ESSENCE. It is understood and agreed that time is of the essence with respect to the performance by each party hereto of his or its respective covenants and agreements under this Agreement.

     25. SURVIVAL. Each provision of this Agreement which contemplates the performance by the Parties in whole or in part after the Closing Date, and all of the covenants, representations and warranties of the Parties set forth herein, shall survive the Closing.

     26. COST OF PERFORMANCE. Unless otherwise expressly stated to the contrary, all obligations of either party hereunder shall be performed and satisfied by or on behalf of such party at such party's sole expense.

     27. EXHIBITS AND SCHEDULES. All of the exhibits, schedules and the like referenced in this Agreement are integrally related to this Agreement and are hereby made a part of this Agreement for all purposes necessary to give same its desired effect.

     28. HEADINGS. Section headings used in this Agreement are for convenience only and shall not effect the construction of this Agreement.

     29. CONSTRUCTION AND CHOICE OF LAW. This Agreement will be construed and governed by the laws of the State of North Carolina, exclusively, and the Parties further agree that application of this section shall be made without regard to conflicts of law principles. The prevailing party in any dispute to enforce this Agreement will be entitled to recover its costs and a reasonable attorney's fee.

     30. ADVICE OF COUNSEL; NO PRESUMPTIONS. The Parties acknowledge that this Agreement is the product of informed negotiations among and between the Parties, with both parties having the benefit of advice of legal counsel in the conduct of such negotiations; and the Parties therefore agree that no presumptions shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement

     31. FACSIMILE AND COUNTERPART COPIES. The Parties agree that facsimile and counterpart copies of this Agreement and any signatures on this Agreement will be as legally binding and enforceable as the original or a copy of this Agreement.

     32. ENTIRE AGREEMENT; AMENDMENT. There are no verbal understandings between the Parties. This Agreement contains the entire agreement between the Parties, merges and supersedes all previous agreements between the Parties, whether written or oral and of whatsoever nature, and may not be changed, modified, amended or supplemented except by a written agreement signed by both parties. Other than this Agreement, the exhibits, schedules and other written agreements which are incorporated herein by reference, all contractual agreements, whether written or otherwise, between or among the Parties are extinguished and of no further force or effect.

     32. FURTHER ACTIONS. The Parties agree to execute and deliver such certificates, agreements and other documents and to take such other action as may reasonably be required by the other party in order to record, effectuate, consummate, or implement the transaction contemplated by this Agreement.

     34. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     35. EXECUTION BY REPRESENTATIVES. Any person executing this Agreement in a representative capacity, acknowledges, warrants and represents that he or she is an official representative of the entity or person in whose name he is executing this Agreement and that he possesses full and complete authority to bind the entity to the full and faithful performance of all conditions, terms, provisions, covenants, warranties and representations contained in this Agreement.

     IN WITNESS WHEREOF, the Parties have duly signed this Settlement Agreement and Mutual Release consisting of nine (9) pages as of the Effective Date.


                                            DEMETER BIOTECHNOLOGIES, LTD.


/s/ JAMES R. LADD                           BY:  /s/ RICHARD D. EKSTROM
-------------------                              ------------------------------
James R. Ladd                                    Richard D. Ekstrom, President

                                                                     Exhibit A


                                    RELEASE

This release is dated December __, 1996, and given by Demeter BioTechnologies, Ltd., its subsidiaries, divisions and affiliated companies ("Demeter") to Kazakh-Paraoure, Inc. ("KP").

For valuable consideration, the receipt of which is hereby acknowledged, and in order to resolve all claims by and between KP and Demeter, Demeter completely releases and forever discharges KP, its officers, directors, shareholders and representatives, from any and all part, present or future claims, demands, obligations, actions, causes of action, rights, damages or any other theory of recovery which Demeter now has or which may hereafter accrue or otherwise be acquired, on account of or in any way growing out of the prior dealings between the two parties, and in particular, any contractual agreements that may have existed between the two parties, to include contracts for financing, joint ventures, shared ownership of rights and technologies, and all other related matters set forth in correspondence or contractual documents between the parties dated on or before the date of this Release. Demeter specifically waives and releases any right or claim of ownership it may have had in any substance, formula, chemical or other product of KP, and makes no further claim to ownership thereof or rights therein.


                                        DEMETER BIOTECHNOLOGIES, LTD.


                                        BY:  /s/ RICHARD D. EKSTROM
                                             --------------------------
                                             Name:  Richard D. Ekstrom
                                                    -------------------
                                             Title: President
                                                    -------------------